Exhibit 10.57

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Agreement No.: PS20-070

EUROPEAN CO2 EMISSION CREDITS 2020

PAYMENT AGREEMENT

This European CO2 Emission Credit Payment Agreement is between

1.	PARTIES

Volvo Car Corporation, reg. no. 556074-3089, a corporation organized and existing under the laws of Sweden (“Volvo Cars”), and Polestar Performance AB, reg. no. 556653-3096, a corporation organized and existing under the laws of Sweden (“Polestar”).

2.	BACKGROUND

A.

Volvo Cars and Polestar have reduced their joint European CO2 emissions for 2020, resulting in a surplus of CO2 credits that can be traded with other carmakers. The so-called pooling system under the Regulation is a way for over-achieving manufacturers to create an income for the European CO2 credits by offering credits to companies that are falling short of their own target. Volvo Cars has entered into a Pooling Agreement for this purpose.

B.

Since Polestar is contributing to the European CO2 credits in the Pooling Agreement, its share of the contribution will be compensated by Volvo Cars according to the terms and conditions set forth in this Agreement.

C.	Now, therefore, the Parties agree as follows:

3.	DEFINITIONS

Front page definitions. The terms Volvo Cars and Polestar shall have the meaning as set out in Section 1 of this Agreement.

Agreement means this agreement.

Confidential Information means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Agreement that a Party learns from or about the other Party prior to or after the execution of this Agreement.

Disclosing Party means the Party disclosing Confidential Information to the Receiving Party.

Parties means Volvo Cars and Polestar and Party means either Volvo Cars or Polestar.

Pooling Agreement means the Open Pool Commercial Agreement between Volvo Car Corporation and [***]

Receiving Party means the Party receiving Confidential Information from the Disclosing Party.

Regulation means Regulation (EU) 2019/631 of the European Parliament and the Council of 17 April 2019 setting CO2 emission performance standards for new passenger cars and for new light commercial vehicles.

Steering Committee means the Volvo Polestar EU CO2 Meeting, and the participants are Volvo Cars Head of Strategy and Business Ownership [***] and Polestar COO (Dennis Nobelius). The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

Strategic Board means the so called Volvo Polestar Executive Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

Third Party means a party other than any of the Parties.

Volvo Cars Credits means the European CO2 emission credits, regular and super credits, generated by Volvo Cars and partly based on Polestar branded vehicles, for the calendar year 2020 that Volvo Cars will make available under the Pooling Agreement.

4.	POLESTAR COMPENSATION

4.1

Since the Volvo Cars Credits are partly based on Polestar branded vehicles, the Parties have agreed that Volvo Cars shall pay a compensation to Polestar for its contribution of CO2 emission credits (the “Polestar Compensation”).

4.2	The Polestar Compensation will be calculated based on the value of the Volvo Cars Credits under the Pooling Agreement and the Polestar Share (as defined in Section 4.3 below) thereof.

4.3

The calculation of the Polestar Share is based on the proportional contribution from Polestar branded vehicles to the Volvo Cars Credits. The Volvo Cars Credits include both regular and super credits, and the Polestar Share is not affected by the split between regular and super credits in the trading under the Pooling Agreement. The calculation below is showing an example of the method to calculate the Polestar Share:

[***]

4.4	On [***].

5.	PROVISIONAL AND FINAL CALCULATION AND SETTLEMENT

5.1

This section sets out the conditions and process for the preliminary and final calculation of the Volvo Cars Credits and their monetary value under the Pooling Agreement as well the calculation and settlement of the provisional and final Polestar Compensation.

5.2

Volvo Cars will inform Polestar about the outcome of the preliminary calculation of the Polestar Compensation and the potential final adjustment without undue delay. Any questions or comments Polestar may have on the information received under this section may be brought forward in accordance with the escalation principles in Section 10.1 below.

5.3	Polestar Provisional Compensation

5.3.1

The preliminary calculation of the Volvo Cars Credits and their preliminary monetary value under the Pooling Agreement is estimated to be finalized in Q1 2021. The outcome of this calculation will be the “Provisional Settlement Amount”.

5.3.2	Volvo Cars will calculate the preliminary Polestar Compensation (the “Polestar Provisional Compensation”) based on the preliminary Polestar Share of the Provisional Settlement Amount.

5.3.3

Volvo Cars shall inform Polestar about the Provisional Settlement Amount and the Polestar Provisional Compensation within five business days after it has received the Provisional Settlement Amount on its account. Volvo Cars shall then pay to Polestar the Polestar Provisional Compensation in accordance with Section 6,1 below.

5.4	Polestar Final Compensation

5.4.1

It is understood between the Parties that the Provisional Settlement Amount is only a preliminary amount that is subject to adjustment (up or down) under the Pooling Agreement and that such adjustment is estimated to be finalized in Q4 2021. This adjusted Provisional Settlement Amount will be the “Final Settlement Amount”. The adjustment will be based on the so-called published list issued by the European Commission according to the Regulation and from that following relevant adjustments between the parties in the Pooling Agreement.

5.4.2	Volvo Cars will calculate the final Polestar Compensation (the ‘‘Polestar Final Compensation”) based on the final Polestar Share of the Final Settlement Amount.

5.4.3

If the Polestar Final Compensation is more than the Polestar Provisional Compensation, Volvo Cars shall pay to Polestar, in accordance with Section 6.2 below, the difference between the Polestar Provisional Compensation and the Polestar Final Compensation (the “Polestar Surplus Amount”). Volvo Cars shall inform Polestar about the Final Settlement Amount and the Polestar Surplus Amount within five business days after it has received the Final Settlement Amount on its account.

5.4.4

If the Polestar Final Compensation is less than the Polestar Provisional Compensation, Polestar shall pay to Volvo Cars in accordance with Section 6.3 below, the difference between the Polestar Provisional Compensation and the Polestar Final Compensation (the “Polestar Shortfall Amount”). Volvo Cars shall inform Polestar about the Final Settlement Amount and the Polestar Shortfall Amount within five business days after it has received notice of the Final Settlement Amount under the Pooling Agreement.

5.5

Payments As further specified in this Section 5, the Volvo Cars Credits are subject to potential adjustments under the Pooling Agreement and because of that, the Polestar Share might be adjusted as well. Therefore, the payments to be made under this Agreement are divided into a provisional and a final amount. Furthermore, the monetary value of the Volvo Cars Credits is not yet set on the date of this Agreement and therefore it is not possible to state any amounts in this Agreement.

6.	PAYMENT TERMS

6.1	Polestar shall invoice the Polestar Provisional Compensation to Volvo Cars within 30 days following the date that Volvo Cars has informed Polestar in accordance with Section 5.3.3 above.

6.2

If there is a Polestar Surplus Amount, Polestar shall invoice this Polestar Surplus Amount to Volvo Cars within 30 days following the date that Volvo Cars has informed Polestar in accordance with Section 5.4.3 above.

6.3

If there is a Polestar Shortfall Amount, Volvo Cars shall invoice this Polestar Shortfall Amount to Polestar within 30 days following the date that Volvo Cars has informed Polestar in accordance with Section 5.4.4 above.

6.4	All payments shall be made by the respective Party upon receipt of an invoice issued by the other Party.

6.5	All invoices issued by Polestar shall be send directly and only to: [***].

6.6	All invoices issued by Volvo Cars shall be send directly and only to: [***].

6.7	All invoices and payments shall be made in the currency: EUR.

6.8

All payments under this Agreement are exclusive of Value Added Tax and should not be considered as subject to Value Added Tax. Polestar shall disclose the transaction by submitting a notification describing the transaction to the Swedish Tax Agency once Polestar has received the first payment.

6.9	Any amount invoiced shall be paid without undue delay, however at the latest within 20 days after the invoice date.

6.10

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid, and the interest shall be based on the one-month applicable interbank rate with an addition of two per cent (2.0%) per annum.

7.	AUDIT

7.1

Polestarshall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars’ books and records related to the Provisional Settlement Amount and the Final Settlement Amount in order to verify the statements rendered under this Agreement.

7.2

Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Volvo Cars did not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations and escalate such issues to the Steering Committee.

8.	CONFIDENTIAL INFORMATION

8.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

8.2

Ail Confidential Information shall only be used for the purposes comprised by the fulfilment of this Agreement. Each Party will keep in confidence any Confidentia Införmation obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 8.2 below apply or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same; or

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations.

8.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 8.

8.4

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

8.5

If any Party violates any of its obligations described in this Section 8, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 910.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

8.6	This confidentiality provision shall survive the expiration or termination of this Agreement without limitation in time.

9.	GOVERNING LAW

9.1	This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

10.	DISPUTE RESOLUTION

10.1	Escalation principles.

10.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

10.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

10.1.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 10.2 below.

10.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking In Section 8 above.

10.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 10.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

10.2	Arbitration.

10.2.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

10.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

10.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

10.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

11.	GENERAL PROVISIONS

11.1

Notices. All notices and other communications under this Agreement will be in writing and in English and must be delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service at the following addresses (or at such other address as any Party may provide by notice in accordance with this Section 11.1):

If to Volvo Cars:

Volvo Car Corporation

Attention: [***]

Dept. 50419,405 31 Göteborg Sweden

Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation

Attention: SVP General Counsel

Dept. 50090, SE 405 31 Göteborg, Sweden

Email: legaI@voIvocars.com

If to Polestar:

Polestar Performance AB

Attention: [***]

SE-405 31 Gothenburg, SWEDEN

Email: [***]

With a copy not constituting notice to:

Polestar Performance AB

Legal Department SE-405 31 Gothenburg, Sweden

Email: legal@polestar.com

All notices and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	at the time and on the date of personal delivery;

(b)	if sent by e-mail, at the time and on the date indicated on a confirmation of receipt relating to such e-mail;

(c)	at the time and on the date of delivery if delivered by courier as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation,

in each case provided that such receipt occurred on a business day at the location of receipt. A written notice sent by e-mail will be deemed to have been duly given, only if the recipient has confirmed receipt of such e-mail within three business days calculated from the time of sending such e-mail. An automatic e-mail reply shall not be construed as a confirmation hereunder.

11.2	No Third Party Beneficiaries. This Agreement does not confer any benefits on any third party.

11.3	Announcements. Neither Party may make any public statement regarding this Agreement without the other Party’s written approval.

11.4	Entire agreement. This Agreement states all terms agreed between the Parties and supersedes all other agreements between the Parties relating to its subject matter.

11.5

Amendment and Waiver. No amendment of this Agreement will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Agreement.

11.6	Relationship. The Parties are independent contractors. This Agreement does not create any agency, partnership or joint venture between the Parties.

11.7	Assignment. Neither Party may assign any rights or delegate any obligations under these terms without the other Party’s written consent.

11.8

Severability. Unenforceable terms of this Agreement will be modified to reflect the Parties’ intention and only to the extent necessary to make them enforceable. The other terms will remain in effect without change.

11.9	Counterparts. The parties may execute this Agreement in counterparts, including electronic copies, which taken together will constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

VOLVO CAR CORPORATION		POLESTAR PERFORMANCE AB

By:	/s/ Per Ansgar	By:	/s/ Dennis Nobelius
Printed Name: Per Ansgar		Printer Name: Dennis Nobelius
Title:	VP Group Reporting & Controlling	Title:	COO
Date:	26 Nov. 2020	Date:	27/11 2020

By:	/s/ Maria Hemberg	By:	/s/ Anna Rudensjo
Printed Name:Maria Hemberg		Printed Name: Anna Rudensjo
Title:	General Counsel	Title:	General Counsel
Date:	26 Nov. 2020	Date:	27/11 - 2020